Exhibit 99.1

Gentherm Reports 2023 Fourth Quarter and Full Year Results

Achieves Record Annual Revenue of $1.5 Billion

Secures Unprecedented Annual Automotive Business Awards of $2.6 Billion

Establishes 2024 Guidance and Updates 2026 Outlook

NORTHVILLE, Michigan, February 21, 2024 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems, today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights

•
Product revenues of $366.9 million increased 6.9% from $343.3 million in the 2022 fourth quarter. Excluding the impact of foreign currency translation, product revenues increased 5.2% year over year
•
Automotive revenues increased 6.6% year over year; excluding the impact of foreign currency translation, increased 4.9% year over year
•
GAAP diluted earnings per share was $0.56 as compared with loss per share of $(0.13) for the prior year period
•
Adjusted diluted earnings per share (see table herein) was $0.90. Adjusted diluted earnings per share in the prior year period was $0.47
•
Secured new automotive business awards totaling approximately $900 million
•
Repurchased $61.4 million of the Company’s common stock

Full Year 2023 Highlights

•
Product revenues of $1,469.1 million increased 21.9% from $1,204.7 million in 2022. Excluding the impact of foreign currency translation and contributions from acquisitions, product revenues increased 10.0% year over year
•
Automotive revenues increased 22.5% year over year; excluding the impact of foreign currency translation and contributions from the Alfmeier acquisition, automotive revenues increased 10.4% year over year
•
GAAP diluted earnings per share was $1.22 as compared with $0.73 for the prior year period
•
Adjusted diluted earnings per share (see table herein) was $2.59. Adjusted diluted earnings per share in the prior year was $1.82
•
Secured new automotive business awards totaling $2.6 billion
•
Repurchased $92.5 million of the Company’s common stock

“Our financial results for 2023 reflect the continued strong execution by the global Gentherm team, enabling us to deliver record annual revenue in both Automotive and Medical as well as record adjusted EBITDA. In addition, we secured an unprecedented $2.6 billion dollars in new automotive awards. Of note, we won a breakthrough scalable ClimateSense® software award for nearly all future architecture General Motors ICE and electric vehicles. Our climate and comfort wins across the globe demonstrate our clear industry leading position. In addition, we have effectively leveraged the Alfmeier acquisition and won conquest pneumatic lumbar and massage awards with a growing number of OEMs, securing our position as the global leader, said Phil Eyler, Gentherm’s President and Chief Executive Officer.

Eyler continued, “We continue to lead the industry with differentiated, proprietary technologies such as ClimateSense® and WellSenseTM. We were excited to unveil WellSenseTM at the Consumer Electronics Show in January. This software defined consumer experience delivers customized in-cabin wellness, alertness and well-being sensations. These proprietary innovations are expected to significantly increase Gentherm’s content per vehicle and position us to be a strong contributor to software defined vehicles of the future.

He concluded: “We remained disciplined in managing operating expenses and are making good progress on our Fit-for-Growth 2.0 initiatives as well as our footprint expansion in Tangier, Morocco and Monterrey, Mexico. With these actions, we continue to build momentum on our margin expansion.”

2023 Fourth Quarter Financial Review

Product revenues of $366.9 million increased $23.6 million, or 6.9%, in the fourth quarter of 2023 compared with the prior year period. Excluding the impact of foreign currency translation, product revenues increased 5.2% year over year.

Automotive revenue increased 6.6% year over year with revenue increases in all product categories except Electronics and Other Automotive. Adjusting for foreign currency translation, Automotive revenue increased 4.9% year over year. Excluding the impact from the UAW strike, phasing out the non-automotive electronics business as well as one-time benefits from recoveries in both periods, Automotive revenue increased 10.1% year over year. According to S&P Global’s mid-February 2024 report, actual light vehicle production in the fourth quarter of 2023 increased by 12.8% compared to the fourth quarter of 2022 in the Company’s key markets of North America, Europe, China, Japan and Korea.

Gentherm Medical revenue increased 15.2% year over year, or 13.1% excluding the impact of foreign currency translation, primarily as a result of higher Blanketrol® sales.

See the “Revenues by Product Category” table included below for additional detail.

Gross margin rate was 26.2% in the current year period versus 20.3% in the prior year period, primarily as a result of lower freight costs, fixed cost leverage from higher unit volume, increased productivity at the manufacturing facilities and supplier cost reductions, as well as the impairment charge related to the exit of the non-automotive electronics business in the prior year period. These were partially offset by wage inflation and lower price recoveries.

Net research and development expenses of $21.4 million in the 2023 fourth quarter decreased $1.9 million, or 8.3% over the prior year period, primarily as a result of higher reimbursement for design and development costs.

Selling, general and administrative expenses of $41.9 million in the 2023 fourth quarter increased $5.3 million, or 14.5%, versus the prior year period. The year-over-year increase was primarily driven by higher incentive compensation.

Acquisition and integration expenses of $0.6 million in the current year period were $3.7 million lower than the prior year period as a result of fewer expenses associated with the Alfmeier and Dacheng acquisitions. Restructuring expenses were $1.3 million in the current year period.

As described more fully in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $49.0 million in the 2023 fourth quarter compared with $40.9 million in the prior year period, an increase of $8.1 million or 19.7%.

Income tax benefit in the 2023 fourth quarter was $0.9 million, as compared with $0.06 million in the prior year period.

GAAP diluted earnings per share for the fourth quarter of 2023 was $0.56 compared with a loss of $(0.13) for the prior year period. Adjusted diluted earnings per share, excluding unrealized currency loss, non-cash purchasing accounting impact, restructuring expenses, acquisition and integration expenses, and other impacts (see table herein), was $0.90. Adjusted diluted earnings per share in the prior year period was $0.47.

2023 Full Year Financial Review

For full year 2023, the Company reported product revenues of $1,469.1 million, a 21.9% increase over the prior year. Excluding the impact of foreign currency translation and contributions from acquisitions, product revenues increased 10.0% year over year.

In the Automotive segment, 2023 full-year revenue was $1,423.0 million, a 22.5% increase compared to the prior year. Revenue increased in all product categories except Electronics and Other Automotive. Adjusting for foreign currency translation and the impact of the Alfmeier acquisition, organic Automotive revenue increased 10.4% year over year. Excluding the impact from the UAW strike, phasing out the non-automotive electronics business as well as one-time benefits from recoveries in both years, organic Automotive revenue increased 13.4% year over year. According to IHS Markit's mid-February 2024 report for full-year 2023, actual light vehicle production increased 11.4% compared to full year 2022 in the Company’s key markets of North America, Europe, China, Japan and Korea.

The Medical segment revenue was $46.1 million for full year 2023, a 7.2% increase compared to the prior year. Adjusting for foreign currency translation, Medical revenues increased 6.9%, primarily as a result of increased revenues from its Dacheng air warming blankets.

Gross margin rate was 23.9% in 2023, a 120 basis point increase from 2022, primarily as a result of fixed cost leverage from higher unit volume, lower freight costs, increased productivity at the manufacturing facilities, as well as the impairment charge related to the exit of the non-automotive electronics business in the prior year period. These were partially offset by wage inflation.

Net research and development expenses of $94.4 million in 2023 increased 10.1% primarily as a result of the additional expenses from the Alfmeier business as well as increased investments to support new automotive business awards.

Selling, general and administrative expenses of $155.6 million in 2023 increased $22.9 million, or 17.2%, versus the prior year period. The year over year increase was primarily driven by additional expenses from acquired businesses and higher compensation expenses, partially offset by lower acquisition expenses.

Acquisition and integration expenses of $5.3 million in 2023 were $17.3 million lower than the prior year as a result of expenses associated with the Alfmeier and Dacheng acquisitions and realized foreign currency loss in the prior year. The Company incurred $4.7 million restructuring expenses in 2023, compared to $0.6 million in the prior year period. The Company recorded impairment of goodwill charges of $19.5 million for the year.

As described more fully in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $180.6 million in 2023 compared with $137.2 million in the prior year, an increase of $43.4 million or 31.6%.

Income tax expense in 2023 was $14.6 million, as compared with $13.9 million in the prior year. The effective tax rate was 26.6% for 2023. This rate differed from the Federal statutory rate of 21%, primarily due to unfavorable geographic mix of earnings as well as the impact of the goodwill impairment recorded in the second quarter.

GAAP diluted earnings per share for full year 2023 was $1.22, as compared with $0.73 for the prior year. Adjusted diluted earnings per share, excluding impairment of goodwill, unrealized currency loss, non-cash purchasing accounting impact, non-automotive electronics inventory charge and other impacts (see table herein), was $2.59. Adjusted diluted earnings per share in the prior year were $1.82.

Guidance

The Company is providing the following guidance for full year 2024:

•
Product revenues between $1.5 billion and $1.6 billion, based on the current forecast of customer orders, light vehicle production in the Company’s key markets declining at a low single digit rate, and a EUR to USD exchange rate of $1.10/Euro
•
Adjusted EBITDA between 12.5% and 13.5% of product revenues
•
Full year effective tax rate between 26% and 29%
•
Capital expenditures between $65 million and $75 million

As a result of the Company’s decision to pause the pursuit of certain Battery Performance Solutions products, Gentherm is updating its 2026 outlook:

•
Product Revenues between $1.9 billion and $2.0 billion
•
Adjusted EBITDA margin rate of approximately 16%

Webcast and Conference Call

As previously announced, Gentherm will conduct a live audio webcast with a presentation at 8:00 AM Eastern Time to review these results. The live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13744168.

A telephonic replay will be available approximately two hours after the call until 11:59 PM Eastern Time on March 6, 2024. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13744168.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
248.308.1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ: THRM) is the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 14,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, significant risks and uncertainties (some of which are beyond our control) and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward looking statements, including but not limited to:

•
macroeconomic, geopolitical and similar global factors in the cyclical Automotive industry;
•
increasing U.S. and global competition, including with non-traditional entrants;
•
our ability to effectively manage new product launches and research and development, and the market acceptance of such products and technologies;
•
the evolution and recent challenges of the automotive industry towards electric vehicles, autonomous vehicles and mobility on demand services, and related consumer behaviors and preferences;
•
our ability to convert new business awards into product revenues;
•
the ongoing supply constrained environment, and inflationary and other cost pressures;
•
the production levels of our major customers and OEMs in our key markets and sudden fluctuations in such production levels;
•
our ability to attract and retain highly skilled employees and wage inflation;
•
a tightening labor market, labor shortages or work stoppages impacting us, our customers or our suppliers, including labor strikes among certain OEMs and suppliers;
•
our achievement of product cost reductions to offset customer imposed price reductions or other pricing pressures;
•
our ability to integrate our recent acquisitions, as well as to consummate additional strategic acquisitions, investments and exits, and achieve planned benefits;
•
any security breaches and other disruptions to our information technology networks and systems, as well as privacy, data security and data protection risks;
•
the impact of our global operations, including our global supply chain, operations within Ukraine, economic and trade policies, and foreign currency and exchange risk;

•
any loss or insolvency of our key customers and OEMs, or key suppliers;
•
our efforts to optimize our global supply chain and manufacturing footprint;
•
our ability to project future sales volume based on third-party information, based on which we manage our business;
•
the protection of our intellectual property in certain jurisdictions;
•
our compliance with anti-corruption laws and regulations;
•
legal and regulatory proceedings and claims involving us or one of our major customers;
•
the extensive regulation of our patient temperature management business;
•
risks associated with our manufacturing processes;
•
the effects of climate change and catastrophic events, as well as regulatory and stakeholder-imposed requirements and expectations to address climate change and other sustainability issues;
•
our product quality and safety;
•
our borrowing availability under our revolving credit facility, as well as our ability to access the capital markets, to support our planned growth; and
•
our indebtedness and compliance with our debt covenants.

The foregoing risks should be read in conjunction with the Company's reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including “Risk Factors,” in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, with reasonable frequency, we have entered into business combinations, acquisitions, divestitures, strategic investments and other significant transactions. Such forward-looking statements do not include the potential impact of any such transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Product revenues	$366,933	$343,322	$1,469,076	$1,204,656
Cost of sales	270,637	273,514	1,117,452	931,006
Gross margin	96,296	69,808	351,624	273,650
Operating expenses:
Net research and development expenses	21,367	23,297	94,358	85,722
Selling, general and administrative expenses	41,899	36,584	155,579	132,693
Impairment of goodwill	—	—	19,509	—
Restructuring expenses	1,327	76	4,739	637
Impairment of intangible assets and property and equipment	—	6,291	—	6,291
Total operating expenses	64,593	66,248	274,185	225,343
Operating income	31,703	3,560	77,439	48,307
Interest expense, net	(5,197)	(3,009)	(14,641)	(4,294)
Foreign currency loss	(6,302)	(5,262)	(5,918)	(6,778)
Other (loss) income	(2,984)	449	(1,926)	1,147
Earnings (loss) before income tax	17,220	(4,262)	54,954	38,382
Income tax (gain) expense	(867)	(57)	14,611	13,941
Net income (loss)	$18,087	$(4,205)	$40,343	$24,441
Basic earnings (loss) per share	$0.57	$(0.13)	$1.23	$0.74
Diluted earnings (loss) per share	$0.56	$(0.13)	$1.22	$0.73
Weighted average number of shares – basic	31,974	33,186	32,778	33,126
Weighted average number of shares – diluted	32,200	33,186	33,067	33,503

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(In thousands)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Climate Control Seat	$121,797	$114,765	6.1%	$482,665	$426,046	13.3%
Seat Heaters	77,456	73,603	5.2%	308,588	283,970	8.7%
Steering Wheel Heaters	38,777	31,780	22.0%	153,943	120,949	27.3%
Lumbar and Massage Comfort Solutions (a)	35,321	34,240	3.2%	144,923	56,980	154.3%
Valve Systems (a)	23,746	23,438	1.3%	106,262	41,980	153.1%
Automotive Cables	19,862	17,300	14.8%	79,993	76,962	3.9%
Battery Performance Solutions	18,346	16,512	11.1%	75,484	71,907	5.0%
Electronics	9,931	10,916	(9.0)%	40,387	44,106	(8.4)%
Other Automotive	8,709	9,492	(8.2)%	30,707	38,716	(20.7)%
Subtotal Automotive segment	353,945	332,046	6.6%	1,422,952	1,161,616	22.5%
Medical segment (b)	12,988	11,276	15.2%	46,124	43,040	7.2%
Total Company	$366,933	$343,322	6.9%	$1,469,076	$1,204,656	21.9%

Foreign currency translation impact (c)	5,841	—		879	—
Total Company, excluding foreign currency translation impact	$361,092	$343,322	5.2%	$1,468,197	$1,204,656	21.9%

(a) Represents product revenues from Alfmeier since the acquisition date of August 1, 2022.

(b) Includes product revenues of $2,224 and $7,163 for the three and twelve months ended December 31, 2023, respectively, and $2,128 and $3,362 for the three and twelve months ended December 31, 2022, respectively, from Dacheng since the acquisition date of July 13, 2022.

(c) Foreign currency translation impacts for the Automotive segment and Medical segment were $5,603 and $238, respectively, for the three months ended December 31, 2023. Foreign currency translation impacts for the Automotive segment and Medical segment were $760 and $119, respectively, for the twelve months ended December 31, 2023. Foreign currency translation impacts for Alfmeier and Dacheng were $2,445 and $(106), respectively, for the twelve months ended December 31, 2023.

	Three Months Ended December 31,
	2023	2022
Automotive revenues	$353,945	$332,046
UAW strike impact	(9,319)	—
Non-automotive electronics revenues	2,742	3,102
One-time customer recoveries	3,732	10,003
Adjusted Automotive revenues	356,790	318,941
Foreign currency translation impact	5,619	—
Adjusted Automotive revenues, excluding foreign currency translation impact	$351,171	$318,941
Year over Year % change	10.1%

	Year Ended December 31,
	2023	2022
Automotive revenues	$1,422,952	$1,161,616
Lumbar and Massage Comfort Solutions	144,923	56,980
Valve Systems	106,262	41,980
Organic Automotive revenues	1,171,767	1,062,656
UAW strike impact	(9,001)	—
Non-automotive electronics revenues	13,091	15,758
One-time customer recoveries	5,332	20,501
Adjusted organic Automotive revenues	1,162,345	1,026,397
Foreign currency translation impact	(1,369)	—
Adjusted organic Automotive revenues, excluding foreign currency translation impact	$1,163,714	$1,026,397
Year over Year % change	13.4%

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$18,087	$(4,205)	$40,343	$24,441
Add back:
Depreciation and amortization	12,062	13,779	50,416	44,038
Income tax (benefit) expense (a)	(867)	(57)	14,611	13,941
Interest expense, net (b)	5,197	3,009	14,641	4,294
Adjustments:
Non-cash stock-based compensation (c)	3,164	2,771	11,756	7,393
Restructuring expense	1,327	76	4,739	637
Unrealized currency loss	4,898	5,678	9,125	4,646
Acquisition and integration expenses	578	4,261	5,308	22,618
Impairment of goodwill	—	—	19,509	—
Non-automotive electronics inventory charge	575	—	6,064	—
Impairment of intangible assets and property and equipment	—	15,669	—	15,669
Other (d)	4,001	(32)	4,072	(515)
Adjusted EBITDA	$49,022	$40,949	$180,584	$137,162

Product revenues	$366,933	$343,322	$1,469,076	$1,204,656
Adjusted EBITDA Margin	13.4%	11.9%	12.3%	11.4%

(a) Includes $2,423 of deferred income tax benefit associated with the goodwill impairment of the Medical Reporting Unit for the twelve months ended December 31, 2023.

(b) Includes $1,444 and $710 of interest expense for the three months and twelve months ended December 31, 2023, related to mark-to-market adjustment of our floating-to-fixed interest rate swap agreement with a notional amount of $100,000.

(c) Includes operating expenses of $3,164 and $2,763 for the three months ended December 31, 2023 and 2022, respectively. Includes operating expenses of $11,382 and $6,904 for the twelve months ended December 31, 2023 and 2022, respectively.

(d) Includes $2,900 of non-cash impairment charges related to our Carrar Ltd. Investment for the three and twelve months ended December 31, 2023.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided here or elsewhere information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted EBITDA margin, adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), free cash flow, Net Debt, organic revenue, revenue (for the Company and by each reporting segment) excluding acquired businesses and foreign currency translation, revenue excluding foreign currency translation, Automotive revenue excluding the impact from the United Auto Workers strike, non-automotive electronics, one-time customer recoveries and foreign currency translation, organic Automotive revenue excluding the impact from the United Auto Workers strike, non-automotive electronics, one-time customer recoveries and foreign currency translation, adjusted operating expenses, pro forma product revenues, pro forma Adjusted EBITDA, pro forma Adjusted EBITDA margin and adjusted effective tax rate, each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, non-cash stock-based compensation expenses, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, impairment of goodwill, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. Note that in recent prior periods, the Company did not exclude non-cash stock-based compensation expenses in the definition of Adjusted EBITDA. Forward-looking references to Adjusted EBITDA and Adjusted EBITDA margin herein exclude the impact of stock-based compensation as newly defined. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by product revenues. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, impairment of goodwill, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Free Cash Flow as Net cash provided by operating activities less Purchases of property and equipment. The Company defines Net Debt as the principal amount of all Consolidated Funded Indebtedness (as defined in the Credit Agreement) less cash and cash equivalents. The Company defines organic revenue as revenue, excluding revenue from acquired businesses. Note that in recent prior periods, the Company used organic revenue instead to be revenue excluding foreign currency translation (see below). The Company defines revenue excluding acquired businesses and foreign currency translation as revenue, excluding the revenue from acquired businesses and the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates. The Company defines revenue excluding foreign currency translation as revenue, excluding the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates. The Company defines Automotive revenue excluding the impact from the United Auto Workers strike, non-automotive electronics, one-time customer recoveries and foreign currency translation as Automotive revenue excluding the items specified. The Company defines organic Automotive revenue excluding the impact from the United Auto Workers strike, non-automotive electronics, one-time customer recoveries and foreign currency translation as organic revenues excluding the items specified. The Company defines adjusted operating expenses as operating expenses excluding impairment of intangible assets and property and equipment, restructuring, related non-cash stock-based compensation, acquisition, integration and divestiture expenses. The Company defines pro forma product revenues as product revenues including the product revenues of Alfmeier as if the acquisition had occurred as of January 1, 2022. The Company defines pro forma Adjusted EBITDA as Adjusted EBITDA, as defined above, including the results of Alfmeier as if the acquisition had occurred as of January 1, 2022. The Company defines pro forma Adjusted EBITDA margin as pro forma Adjusted EBITDA, as defined above, divided by pro forma product revenues. The Company defines adjusted effective tax rate as income tax expense excluding the tax benefit from non-cash goodwill impairment divided by earnings before income tax excluding the impact of non-cash goodwill impairment.

The Company’s reconciliations are included in this release or can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated February 21, 2024.

In evaluating its business, the Company considers and uses Free Cash Flow and Net Debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results and therefore enhance the comparability of the Company's results and provide additional information for analyzing trends in the business. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur revenues, expenses, and cash and non-cash obligations that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There also can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income, revenue or other consolidated income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. The Company has not reconciled the non-GAAP forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

GENTHERM INCORPORATED

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$18,087	$(4,205)	$40,343	$24,441
Non-cash purchase accounting impact	1,604	3,369	7,397	9,795
Restructuring expenses	1,327	76	4,739	637
Unrealized currency loss	4,898	5,678	9,125	4,646
Acquisition and integration expenses	578	4,261	5,308	22,618
Impairment of goodwill	—	—	19,509	—
Non-automotive electronics inventory charge	575	—	6,064	—
Impairment of intangible assets and property and equipment	—	15,669	—	15,669
Other (a)	4,001	(32)	4,072	(515)
Tax effect of above	(2,179)	(9,185)	(10,814)	(16,205)
Adjusted net income	$28,891	$15,631	$85,743	$61,086

Weighted average shares outstanding (in thousands):
Basic	31,974	33,186	32,778	33,126
Diluted	32,200	33,186	33,067	33,503

Earnings (loss) per share, as reported:
Basic	$0.57	$(0.13)	$1.23	$0.74
Diluted	$0.56	$(0.13)	$1.22	$0.73
Adjusted earnings per share:
Basic	$0.90	$0.47	$2.62	$1.84
Diluted	$0.90	$0.47	$2.59	$1.82

(a) Includes $2,900 of non-cash impairment charges related to our Carrar Ltd. Investment for the three and twelve months ended December 31, 2023.

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$149,673	$153,891
Accounts receivable, net	253,579	247,131
Inventory, net	205,892	218,248
Other current assets	78,420	64,597
Total current assets	687,564	683,867
Property and equipment, net	245,234	244,480
Goodwill	104,073	119,774
Other intangible assets, net	66,482	73,933
Operating lease right-of-use assets	27,358	29,945
Deferred income tax assets	81,930	69,840
Other non-current assets	21,730	17,461
Total assets	$1,234,371	$1,239,300
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$215,827	$182,225
Current lease liabilities	7,700	7,143
Current maturities of long-term debt	621	2,443
Other current liabilities	100,805	93,814
Total current liabilities	324,953	285,625
Long-term debt, less current maturities	222,217	232,653
Non-current lease liabilities	16,175	20,538
Pension benefit obligation	3,209	3,638
Other non-current liabilities	23,095	24,573
Total liabilities	$589,649	$567,027
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 31,542,001 and 33,202,082 issued and outstanding at December 31, 2023 and December 31, 2022, respectively	50,503	122,658
Paid-in capital	—	5,447
Accumulated other comprehensive loss	(30,160)	(46,489)
Accumulated earnings	624,379	590,657
Total shareholders’ equity	644,722	672,273
Total liabilities and shareholders’ equity	$1,234,371	$1,239,300

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2023	2022
Operating Activities:
Net income	$40,343	$24,441
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,948	44,394
Deferred income taxes	(13,072)	(7,322)
Stock based compensation	11,627	6,599
Loss on disposition of property and equipment	721	771
Impairment of intangible assets and property and equipment	—	6,291
Impairment of goodwill	19,509	—
Provisions for inventory	6,867	15,923
Other	2,920	721
Changes in assets and liabilities:
Accounts receivable, net	(4,195)	(44,221)
Inventory	6,907	(40,322)
Other assets	(26,179)	(11,906)
Accounts payable	31,029	28,314
Other liabilities	(8,160)	(8,736)
Net cash provided by operating activities	119,265	14,947
Investing Activities:
Purchases of property and equipment	(37,602)	(39,703)
Proceeds from the sale of property and equipment	391	248
Acquisition of businesses, net of cash acquired	—	(205,487)
Proceeds from deferred purchase price of factored receivables	13,903	5,538
Cost of technology investments	(815)	(495)
Net cash used in investing activities	(24,123)	(239,899)
Financing Activities:
Borrowings on debt	60,000	207,000
Repayments of debt	(72,280)	(13,272)
Proceeds from the exercise of Common Stock options	263	1,670
Taxes withheld and paid on employee's share-based payment awards	(2,940)	(5,471)
Cash paid for the repurchase of Common Stock	(91,094)	—
Net cash (used in) provided by financing activities	(106,051)	189,927
Foreign currency effect	6,691	(1,690)
Net decrease in cash and cash equivalents	(4,218)	(36,715)
Cash and cash equivalents at beginning of period	153,891	190,606
Cash and cash equivalents at end of period	$149,673	$153,891
Supplemental disclosure of cash flow information:
Cash paid for taxes	$23,273	$21,645
Cash paid for interest	$13,242	$6,338